                                  Exhibit 23.1




The Board of Directors
Acxiom Coporation:



We consent to the incorporation by reference in registration statements (Nos. 333-37678, 333-38578, 333-34412, 333-31983, 33-47127, 333-03719, 333-71457 and
333-52973 on Form S-3 and No. 333-53051 on Form S-8) of Sedona Corporation of our report dated May 19, 2000, with respect to the statement of assets acquired and liabilities assumed of Customer Information Management Systems, a business unit of Acxiom Corporation, as of December 31, 1999 and 1998, and the accompanying statements of revenues less direct expenses before income taxes for the years then ended, which report appears in the Form 8-K/A of Sedona Corporation dated April 9, 2000.


                                                       /s/ KPMG LLP




Dallas, Texas
June 23, 2000